Exhibit 8.1

Subsidiaries of the Registrant

Below is a chart showing all of our subsidiaries:

Camtek Ltd.
Sela – Semiconductor Engineering Laboratories Ltd. (Israel)
Camtek Imaging Technology (CIT) (China)
Penta-I (Israel)
Camtek USA Inc. (New Jersey)
Camtek (Europe) NV (Belgium)
Camtek HK Ltd. (Hong Kong)
Camtek Japan Ltd. (Japan)
Camtek Electronic Technologies (Suzhou) Co. Ltd. (China)
Camtek South East Asia Pte Ltd. (Singapore)
Camtek Korea Ltd. (Korea)
Camtek Taiwan Ltd. (Taiwan)

All subsidiaries of Camtek Ltd. are 100% owned, except for Camtek HK Ltd., in which Priortech Ltd., our controlling shareholder, holds one share, or less than one percent.

All subsidiaries of Camtek HK Ltd. are 100% owned by it.